EXHIBIT J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report, dated May 25, 2006, for the Prasad Growth Fund (the “Fund”), a series of Prasad Series Trust  and to all references to our firm included in or made a part of this Post Effective Amendment No. 9 under the Securities Act of 1933 and Amendment No. 10 under the Investment Company Act of 1940 to Prasad Series Trust’s Registration Statement on Form N-1A (File No. 333-63151), including the references to our firm under the heading “Financial Highlights” in the prospectus and “Independent Auditors”  in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

Sanville & Company

July 14, 2006

{320804:12}